national

September 14, 2019

Jerry L. Ivy, Jr.
1003 Lake Street, Suite #301
Kirkland, WA, 98033

Ladies & Gentlemen:

This Agreement shall confirm the engagement of National Securities Corporation, member FINRA and SIPC ("**NSC**"), by Jerry L. Ivy, Jr. together with any successors and assigns, including any entity to be created in connection with a Transaction, as defined below, "**Mr. Ivy**") pursuant to which NSC shall act as a financial adviser to Mr. Ivy. This Agreement also sets forth the terms of such engagement.

1. Transaction. For purposes of this Agreement, "**Transaction**" shall mean a transaction or series of transactions as a result of which Mr. Ivy receives or pays Consideration (as defined) from or to any person or entity and/or enters into a transaction with another entity with respect to Mr. Ivy securities in On Track Innovations LTD. ("**OTI**"), including by merger, reverse merger, tender offer, or otherwise); the issuance of any security or loan or raising of lines of credit; or the entering into a joint venture or significant commercial contractual agreement with another person or entity, and irrespective if NSC introduced such party to a transaction.

2. Consideration. For purposes of this Agreement, "**Consideration**" shall mean the aggregate face amount of cash, securities, assets, lines of credit, the assumption of any obligations, the payment or declaration of dividends or any other distributions, the fair value of any joint venture or significant commercial contractual agreement, or the value of any goods and/or services paid or to be paid or received or to be received by Mr. Ivy in connection with the closing of a Transaction, irrespective of whether any of the Consideration shall be contingent in nature or is to be paid in installments. If the Consideration received or paid by Mr. Ivy in connection with the Transaction is computed or payable in any foreign currency, the value of such foreign currency shall, for the purposes hereof, be converted into United States Dollars ("**US$**") at the prevailing exchange rate on the date of closing of such Transaction.

In the case that a Transaction takes the form of a sale, an acquisition, a merger, a reverse merger, or other form of a change-of-control transaction, for purposes of Section 4(b) hereof, the term Consideration shall mean the total amount of cash and the fair value (on the date of closing) of securities or all other property paid or payable directly or indirectly to or by Mr. Ivy in connection with a Transaction or a transaction related thereto (including, without limitation, amounts paid by Mr. Ivy or a counterparty . Consideration shall also include the principal amount and capitalized interest and fees of any indebtedness for borrowed money repaid or retired in connection with or anticipation of a Transaction.

3. Services to be Rendered. NSC shall perform such of the following services as Mr. Ivy may reasonably request:

(a) NSC shall review and familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, and prospects of OTI, it being understood, that NSC shall, in the course of such familiarization, rely entirely upon publicly available information and such other information as may be supplied by Mr. Ivy or OTI, without independent investigation.

(b) NSC shall advise and assist Mr. Ivy in considering the desirability of effecting a Transaction, and, if Mr. Ivy believes such a Transaction to be desirable, in developing a general transaction structure and strategy to consummate a Transaction.

(c) NSC shall advise and assist Mr. Ivy in formulating a solicitation strategy for a Transaction, identifying potential counterparties for a Transaction and shall, on behalf of Mr. Ivy, contact such parties.

(d) NSC shall advise and assist Mr. Ivy in preparing documentation for distribution to potential counterparties for a Transaction, it being specifically agreed that (i) such documentation shall be based entirely upon information supplied by Mr. Ivy, which information Mr. Ivy hereby warrants shall be complete and accurate in all material respects, and not misleading, (ii) Mr. Ivy shall be solely responsible for the accuracy and completeness of such documentation, and (iii) other than as contemplated by this paragraph, such documentation shall not be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, except with NSC's prior written consent.

(e) NSC shall assist Mr. Ivy in negotiations of financial terms and conditions of a Transaction.

(f) NSC shall render such other financial advisory services as may from time to time be agreed upon by NSC and Mr. Ivy, it being agreed that any opinion, valuation, expert testimony or any work product that could be delivered to a third party shall not be part of the services to be rendered, unless agreed to separately.

This Agreement is not a commitment on the part of NSC to purchase or underwrite any securities. Nothing in this Agreement shall be construed as appointing NSC as Mr. Ivy's agent, partner or joint venturer for any purpose. NSC shall have no authority to enter into any agreement or undertake any obligation on Mr. Ivy's behalf.

4. Compensation. For services rendered by NSC pursuant to this Agreement, NSC shall be entitled to receive the following compensation:

(a) Advisory Fees: [].

(b) NSC may assign any of its rights under this Section 4 of this Agreement to the extent not prohibited by applicable law.

5. Reimbursement of Expenses. From time to time, and regardless of whether any Transaction is proposed or consummated, Mr. Ivy shall reimburse NSC for any and all customary costs and expenses incurred by it in connection with the performance of services under this Agreement, including, but not limited to, data services (including CapitalIQ, Bloomberg and Data Room), background investigation, travel, out-of-pocket expenses, and fees and expenses incurred with third parties including legal counsel.

6. Termination. This Agreement shall terminate upon the earlier of (i) 30 days from the date hereof and (ii) by either party at any time, with or without cause, upon ten (10) days written notice to that effect to the other party. The provisions of Sections 5, 8, 9, 10, 11, 13 and 15 hereof, together with the indemnification provisions at Appendix 1 hereto, shall survive a termination of this Agreement.

Notwithstanding any termination, (a) in the case of a termination by Mr. Ivy, (i) NSC shall have received its full fees pursuant to Section 4(a) hereof, and (ii) NSC shall be entitled to its full fees pursuant to Sections 4(b) and 4(c) hereof in the event that at any time prior to the expiration of eighteen (18) months after such termination a Transaction is consummated with any party, and (b) in the case of a termination by NSC, (i) NSC shall be entitled to the fees received as of the date of such termination, and (ii) NSC shall be entitled to its full fees under Section 4(b) and 4(c) hereof in the event that at any time prior to the expiration of thirty-six (36) months after such termination a Transaction is consummated with a party introduced by NSC.

7. Representations of Mr. Ivy. In connection with NSC's engagement hereunder, Mr. Ivy represents as follows:

(a) Mr. Ivy shall furnish NSC with all information concerning Mr. Ivy that NSC reasonably requests and Mr. Ivy has in his possession and reasonably deems appropriate. Mr. Ivy acknowledges and agrees that NSC will be using and relying on the information supplied by Mr. Ivy without any independent investigation or verification thereof.

(b) During the term of this Agreement, Mr. Ivy shall promptly communicate to NSC any contacts with parties in connection with a Transaction, including any unsolicited inquiries, and shall coordinate with NSC any contacts with such parties. Mr. Ivy acknowledges and agrees that NSC will be relying on such communications and coordination by Mr. Ivy in order to perform its services hereunder.

(c) Mr. Ivy represents, to the best of his knowledge, that none of (i) Mr. Ivy, (ii) any person controlled by Mr. Ivy, and (iii) any person for whom Mr. Ivy acts as an agent or nominee is (x) a country, territory, individual or entity named on the U.S. Treasury Department's Office of Foreign Assets Control ("**OFAC**") list, (y) a person or entity prohibited under the programs administered by OFAC ("**OFAC Programs**"), or (z) a country, territory, individual or entity named on another international sanctions list. Mr. Ivy further represents that, to the best of his knowledge, none of the proceeds of any transaction executed by him in connection with any transaction pursuant to this Agreement shall be derived from or used for any purpose prohibited under the OFAC Programs or other international sanctions programs.

8. Confidentiality. NSC agrees to use all non-public information provided to it by or on behalf of Mr. Ivy hereunder solely for the purpose of providing the services which are the subject of this Agreement and to treat confidentially all such information.

The restrictive covenants with respect to confidential information of this Agreement shall not apply to information which (a) has been in the possession of NSC prior to the execution of this Agreement, (b) is in the public domain at the time of such disclosure or subsequently enters the public domain other than through a breach of this Agreement, or (c) is required to be disclosed pursuant to the order of any court or administrative or regulatory agency.

Mr. Ivy acknowledges that all opinions, advice (written or oral), and printed materials furnished to Mr. Ivy by NSC in connection with this Agreement are intended solely for the benefit and use of Mr. Ivy and Mr. Ivy agrees that no such opinions, advice or printed materials shall be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in any manner or for any other purpose; provided, however, that nothing herein shall prevent Mr. Ivy from disclosing any such information: (i) to prospective counterparties for a Transaction as contemplated herein, (ii) pursuant to the order of any court or administrative or regulatory agency or in any pending legal or administrative proceeding, (iii) upon the request or demand of any regulatory authority having jurisdiction over Mr. Ivy or any of its affiliates, (iv) to the extent that such information becomes publicly available other than by reason of disclosure by Mr. Ivy or other person in breach of this Agreement, and (v) to Mr. Ivy's affiliates and its and their employees, legal counsel, independent auditors and other experts or agents of Mr. Ivy and who need to know such information and are informed of the confidential nature of such information.

The parties further acknowledge and agree that in order to protect each party's respective business interests, the covenants set forth in this Section 8 shall remain in force for a period of three (3) years from the date of this Agreement.

The confidentiality provisions of this Section 8 shall supersede any confidentiality agreement previously entered into by and between Mr. Ivy and NSC.

9. NSC Activities. NSC and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. In the course of its business, NSC and its affiliates may, directly or

indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products relating to, Mr. Ivy and other issuers. In addition, at any given time NSC and/or any of its affiliates may have been and/or be engaged by one or more entities that may be competitors with, or otherwise adverse to, Mr. Ivy in matters unrelated to a Transaction.

10. Indemnification Provisions. The parties agree to the indemnification provisions set forth in Appendix 1 hereto, which are incorporated and made a part hereof.

11. Publicity. The Company acknowledges that NSC may, at its own expense and without prior notification to Mr. Ivy, place announcements or advertisements in newspapers and journals describing its services hereunder.

12. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, each of which shall be an original instrument and all of which taken together shall constitute one and the same Agreement and with the same effect as if all parties had signed the same document. Scanned or facsimile counterparts, and counterparts that do not bear the parties' corporate seal or that are not notarized, shall be deemed original execution copies. Furthermore, delivery of a signed counterpart of this Agreement by email or facsimile transmission shall constitute valid and sufficient delivery thereof.

13. Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties hereto and no part of it may be amended, supplemented, altered or otherwise modified except by a writing executed by the party against which enforcement of such modification is sought. Furthermore, this Agreement may not be assigned by either party without the prior written consent of the other party hereto.

14. USA Patriot Act. Mr. Ivy is hereby notified that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "**Act**"), NSC is required to obtain, verify and record information that identifies Mr. Ivy, which information includes Mr. Ivy's name and address and other information that will allow NSC to identify Mr. Ivy in accordance with the Act.

15. Governing Law, Choice of Forum, and Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. Mr. Ivy and NSC hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state or federal courts located in the City of New York, State of New York, for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree to waive any claim or defense based on jurisdiction or inconvenient or improper forum or venue.

* * * * *

In witness whereof, the parties have executed this Agreement as of the date first above written.

NATIONAL SECURITIES CORPORATION

By: ______________________

Jonathan C. Rich
Executive Vice President

Agreed to and Accepted:

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Jerry L. Ivy, Jr.